Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-133337

FINAL PRICING TERMS

November 21, 2006

Issuer:	Anesiva, Inc. (NASDAQ: ANSV).

Securities Offered:	Common Stock

Maximum Number of Shares:	7,000,000

Price Per Share:	$6.40 per share

Estimated Placement Agents’ fees:	$2,738,000

Maximum net Proceeds to Anesiva, Inc. before expenses:	$42,062,000

Dilution:	Dilution per share to new investors will equal $ 2.69

Placement Agents:	Lazard Capital Markets LLC, Needham & Company, LLC and Rodman & Renshaw, LLC

Use of Proceeds:	General corporate purposes and to support further development and commercialization of Anesiva, Inc.’s pain product portfolio, including its most advanced product candidate, Zingo™.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual number of shares and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agents are not required to sell any specific number or dollar amount of the shares of common stock offered in this offering, but will use their best efforts to sell the shares of common stock offered. Pursuant to an escrow agreement among us, the placement agents and an escrow agent, a portion of the funds received in payment for the shares sold in this offering will be wired to an interest bearing escrow account and held until we and the placement agents notify the escrow agent that the offering has closed, indicating the date on which the shares are to be delivered to the purchasers and the proceeds are to be delivered to us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the issuer and the placement agent will arrange to send you the prospectus if you request it by calling 212-632-6717.